EXHIBIT 99.1
September 17, 2013

Dear Shareholders:

As you hopefully saw in our release, today we announced the redemption of the Westfield Preferred Units. The units were originally issued as part of the 2007 transaction involving four strong and growing malls located in St. Louis. The redemption of these units has received much attention from investors for some time and we are pleased that it is now behind us. This is an important component of our financial strategy to simplify our capital structure and access the unsecured debt markets, allowing for more flexibility in financing our business. Since announcing this strategy in November 2012, we have made significant strides in unencumbering a substantial pool of quality assets. This progress did not go unnoticed by the rating agencies as we were able to secure investment grade ratings from both Moody's and Fitch well ahead of expectations. With these two ratings, CBL is now positioned to access the public debt markets in the near term.

We have also successfully raised significant capital from various sources throughout the year, the focus of which was to fund the redemption of the Westfield Preferred Joint Venture Units. We have generated approximately $210 million in net equity proceeds to-date through our At-The-Market ("ATM") common stock issuance program at an attractive weighted average price of $25.12 per share, and added to that approximately $220 million from the sale of mature and non-core assets at excellent prices. With more than $425 million in new equity raised through these activities, we do not have a need to issue additional equity in 2013 at what is clearly a depressed stock valuation.

We are especially pleased with the recent disposition of three malls and associated centers, which was an important transaction from a capital raising point of view and in meeting our strategic objective to improve our operating and credit metrics. At the end of 2011, eleven malls in the CBL core mall portfolio produced sales of under $250 per square foot. Today, after the impact of disposition activity as well as positive sales growth, the CBL core mall portfolio contains just three malls with sales of less than $250 per square foot - an important example of the major strides we have made in improving our portfolio quality through dispositions and through investing in our core assets. We believe that it is important to continue to upgrade our portfolio by selling stable malls with lower sales per square foot as well as reinvesting in the growth and improvement of our more productive properties.

Throughout CBL’s history we have been proactive in finding new and creative ways to grow our existing assets, including the recently announced acquisition of the Sears stores at two of our most productive properties. The redevelopment of these two anchor locations into additional shops and restaurants illustrates the tremendous value-creation opportunities we have within our existing portfolio. Not only will these projects produce solid stand-alone returns, the malls will be energized by the transformations, benefiting sales, income and leasing as well as enhancing each mall’s dominant position in its market. These projects also support our operating and credit metrics as we add to our asset base with new income and value. We will continue to make redevelopments and expansions at existing malls a priority for our capital allocation.

We have supplemented our internal growth with disciplined new ground-up development activity and selective acquisitions where we see opportunities for both near and long-term growth. The most recent example of the value generated through our new development activity is the July opening of The Outlet Shoppes at Atlanta, our joint-venture outlet center with Horizon Group Properties. The center had a tremendous opening, with sales and traffic above expectations, and is on track to achieve first year sales of over $400 per square foot. And with an initial unleveraged return of approximately 12%, The Outlet Shoppes at Atlanta represents the type of new development opportunity that significantly enhances shareholder return. We also have a strong pipeline of future development, including announced projects such as The Outlet Shoppes at Louisville and Fremaux Town Center in Slidell, LA. Projects like these add future growth to our portfolio at attractive financial returns.

2013 has been a transformational year for CBL as we make these major improvements to our capital structure, our balance sheet and our portfolio. We recognize that changes of this magnitude can create uncertainty and require clear and frequent communication, and we will continue to inform the market regularly, making transparency a priority. We appreciate the many shareholders, analysts, investors, lenders and others that have stood shoulder-to-shoulder with us as we make these advances. As we effectively execute our Company’s strategic plan, we are focused on generating increased shareholder value and maximizing the benefits of a stronger balance sheet and greater financial flexibility. We look forward to visiting with many of you at the upcoming NAREIT conference in November as well as answering questions on our third quarter conference call.

Charles B. Lebovitz
Chairman

Stephen D. Lebovitz
President & Chief Executive Officer

Farzana K. Mitchell
Executive Vice President – Chief Financial Officer

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.